FORM 12b-25

                           NOTIFICATION OF LATE FILING
                                                             SEC FILE NUMBER
                                                             0-22911
                                                             -------
                                                             CUSIP NUMBER
                                                             843803 10 7
                                                             -----------

                                  (Check One):

[X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q and Form
    10-QSB [ ] Form N-SAR

          For Period Ended: December 31, 1998

          Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

          If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates: The Form 10-KSB is being filed contemporaneously herewith




Part I--Registrant Information

          Full Name of Registrant:  Southern Security Bank Corporation
                                    ----------------------------------

          Former Name if Applicable:

          3475 Sheridan Street
          --------------------------------------------------------
          Address of Principal Executive Office (Street and Number)

          Hollywood, Florida 33021
          --------------------------------------------------------
          City, State and Zip Code

Part II--Rules 12b-25(b) and (c)

If the subject report could be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          [X](a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          [X](b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          [ ](c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

Part III--Narrative

          State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 10-Q, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

          Additional time was needed to complete and finalize the report.

Part IV--Other Information

          (1) Name and telephone number of person to contact in regard to this notification:

     Ward B. Hinkle                      (716)             856-4000
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       (Name)                         (Area Code)     (Telephone Number)

          (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                 [X] Yes  [ ] No

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [ ] Yes  [X] No


                       Southern Security Bank Corporation
                  --------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  April 1, 1999                        By:/s/James L. Wilson
                                               ------------------
                                            Name:  James L. Wilson
                                            Title: Vice Chairman,
                                                   Chief Executive Officer